Exhibit 99.1

MarineMax Announces New Stock Repurchase Plan

OLDSMAR, Florida, March 4, 2026 – MarineMax, Inc. (NYSE: HZO) (“MarineMax” or the “Company”), the world’s largest recreational boat and yacht retailer, marina operator and superyacht services company, today announced that its Board of Directors has approved a new stock repurchase plan. Under the new plan, the Company is authorized to repurchase up to $100 million of its common stock beginning today through March 2028. This plan replaces the March 2024 Plan (the “2024 Plan”), which authorized MarineMax to purchase up to $100 million of its common stock through March 2026. Approximately 1.4 million shares of the Company’s common stock had been repurchased under the 2024 Plan as of March 3, 2026.

The new plan allows MarineMax to purchase common stock from time to time in the open market or in privately negotiated block purchase transactions. The Company intends to repurchase shares to mitigate the dilutive effect of restricted stock, and shares repurchased may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes. The number of shares purchased and the timing of any purchases is based upon a number of factors, including the price and availability of the Company’s stock, general market conditions, the nature of other investment opportunities available to the Company from time to time, and the availability of cash.

As of March 3, 2026, the Company had 22,027,414 shares of common stock outstanding.

About MarineMax

As the world’s largest recreational boat and yacht retailer, marina operator and superyacht services company, MarineMax (NYSE: HZO) is United by Water. We have over 120 locations worldwide, including over 70 dealerships and over 65 marina and storage facilities. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts, motor yachts, and Aviara luxury dayboats; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events, and may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would,” or the negative of these words, or other similar terms or expressions that concern the Company’s expectations, strategy, plans, or intentions. These statements, including those relating to the Company’s potential repurchases of its common stock and the means by which such repurchases are made, are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the timing of and potential outcome of the Company’s long-term strategy, the estimated impact resulting from the Company’s cost-reduction initiatives, the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions, as well as those within the Company's industry, the level of consumer spending, and numerous other factors identified in the Company’s most recently filed Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Michael H. McLamb

Chief Financial Officer

727-531-1700

Scott Solomon

Senior Vice President

Sharon Merrill Advisors

857-383-2409

HZO@investorrelations.com